Exhibit 10.1

FORBEARANCE AGREEMENT

This Forbearance Agreement (the “Agreement”) is entered into this 6th day of October, 2011, by and between PrairieStone Pharmacy, LLC (“PrairieStone”), Arcadia Resources, Inc. (“Arcadia”) and H.D. Smith Wholesale Drug Co. (“HDS”).

WHEREAS, HDS and PrairieStone have entered into that certain Line of Credit and Security Agreement dated as of April 23, 2010 (the “Credit Agreement”) and in connection with the Credit Agreement PrairieStone executed the Line of Credit Note dated April 23, 2010 (the “Note”); and

WHEREAS, Arcadia executed the Unlimited Continuing Guaranty in favor of HDS dated April 23, 2010 (the “Guaranty,” and together with the Credit Agreement and the Note, the “Loan Documents”); and

WHEREAS, PrairieStone acknowledges that it is in default of its obligations under the Credit Agreement and the Note.

NOW, THEREFORE, in consideration of the undertakings set forth in this Agreement, and for other good and valuable consideration, the parties hereby agree as follows:

1.           From now until the earlier of (a) November 18, 2011, or (b) two (2) business days following the receipt of notification from the Potential Purchasers (as defined in Section 5 below) that each of them has terminated their due diligence or are no longer interested in pursuing the acquisition of assets of PrairieStone  (the “Forbearance Period”), HDS will forbear from enforcing its rights under the Line of Credit and Security Agreement dated as of April 23, 2011 and related documents (collectively, the “Loan Documents”).

2.           Upon execution of the Agreement, Arcadia will wire transfer $100,000 to HDS to be placed by HDS in a separate collateral reserve account (the “Collateral Deposit Account”) to be drawn upon by HDS in the event of Arcadia’s failure to make the payments, if any, required to be made by it under paragraph 3 below.

3.           Arcadia will pay to HDS each week during the Forbearance Period an amount equal to the decline, if any, in the value of the Collateral (consisting of PrairieStone’s cash, inventory and accounts receivable) measured as of the close of business on Friday, October 7, 2011.  PrairieStone will provide HDS by 5:00 on Monday a cash flow statement and collateral reconciliation statement as of the close of business on Friday of the prior week.  The form of this statement is attached as Exhibit A.  In addition, PrairieStone will provide a detailed accounts receivable report, bank statements and other documentation reasonably requested by HDS to support the information in Exhibit A.  Any payment pursuant to this Section 3 will be made in accordance with such statements by wire transfer of immediately available funds for receipt on the Tuesday following the delivery of the statements to HDS the prior day.

4.           PrairieStone will pay accrued interest due on indebtedness evidenced by the Loan Documents by ACH draft.  The interest payment due October 1 will be paid upon execution of the Agreement.  The interest payment due November 1, 2011 will be paid on the due date.

5.           PrairieStone will seek during the Forbearance Period to sell the stock or assets of PrairieStone (a “Sale Transaction”) to third parties previously identified to HDS (the “Potential Purchasers”).  If a Sale Transaction is consummated, HDS agrees that it will accept the net cash proceeds in satisfaction of PrairieStone’s and Arcadia’s obligations under the Loan Documents, provided the amount of such net cash proceeds is at least $2 million.    In addition, the Potential Purchaser shall be obligated to assume any outstanding trade payables of PrairieStone for goods purchased.

6.           During the Forbearance Period, PrairieStone will permit Alan Carey, a consultant to HDS, to have access to information regarding PrairieStone in accordance with the terms of the Confidentiality Agreement dated October 4, 2011.  The sole purpose of Mr. Carey’s assignment will be to advise HDS with respect to an orderly wind down of the business in the event the Sale Transaction does not take place by November 18, 2011.

7.           PrairieStone will operate the business in the ordinary course during the Forbearance Period.

8.           HDS will cooperate with PrairieStone in the sale process.  HDS understands any sale will require the consent of key customers such as WellPoint.  HDS will permit any purchaser to continue to participate in the HDS Major Value network.

9.           Within seven (7) calendar days of the execution of this Agreement, PrairieStone and HDS will mutually agree on a plan to wind down the business in the event a Sale Transaction is not completed, which shall include a weekly budget of cash receipts and expenses (the “Plan”).  The Plan will ensure compliance with all applicable laws, regulations, rules and professional requirements applicable to a pharmacy closure.   If the Forbearance Period ends without a completed Sale Transaction, then (a) PrairieStone will implement the Plan; (b) PrairieStone will immediately surrender to HDS all Collateral not reasonably required to implement the Plan, and (c) PrairieStone will pay to HDS all cash receipts at the end of each week that are in excess of the budgeted amount needed to pay cash expenses.  If PrairieStone and HDS are unable to mutually agree on the Plan, then at the conclusion of the Forbearance Period, if a Sale Transaction is not completed, PrairieStone will immediately surrender all collateral to HDS.

10.         Whether or not a Sale Transaction is completed, HDS shall have the right to receive any funds in the Collateral Deposit Account at the end of the Forbearance Period and will apply such funds to outstanding obligations of PrairieStone.

11.         PrairieStone and Arcadia waive and release HDS from any claims and defenses as of the date hereof, and waive the right to a jury trial.

12.         PrairieStone reaffirms all of its Loan Documents with HDS.  Arcadia reaffirms and agrees to all terms set forth in the Guaranty and all other Loan Documents to which it is a party, and agrees with and consents to the terms set forth in this Agreement.

13.         In the event the Collateral Deposit Account balance falls below $100,000, Arcadia shall cause a Potential Purchaser to deposit a sufficient amount of funds to bring the balance of the Collateral Deposit Account back to $100,000 within three (3) calendar days of the balance falling below $100,000.  If Arcadia fails to cause the Collateral Deposit Account to be funded to a balance of $100,000 within three (3) calendar days, then this Forbearance Agreement shall immediately terminate with no further action or notice required by HD Smith.

PRAIRIESTONE PHARMACY, LLC

/s/ Marvin R. Richardson

ARCADIA RESOURCES, INC.

/s/ Marvin R. Richardson

H.D. SMITH WHOLESALE DRUG CO.

/s/ Henry Dale Smith Jr.